UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2012

BeesFree, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-150266	92-0189305
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2101 Vista Parkway, Suite 4033
West Palm Beach, FL	33411
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (561) 939-4860

n/a

 (Former name or former address, if

changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2012 the Board of Directors of BeesFree, Inc. (the “Company”) unanimously approved the appointment of Joseph Becker to serve as a director on the Board of Directors (the “Board”) to fill a vacancy on the Board. In connection with the appointment of Mr. Becker as a member of the Board, on April 22, 2012 the Company entered into an agreement with Mr. Becker (the “Agreement”). Pursuant to the Agreement, Mr. Becker will be entitled to compensation of $1,500 per board meeting that he attends, as well as $2,500 per year for each Committee Mr. Becker may be asked to join. In addition, Mr. Becker has been granted 25,000 stock options that vested immediately upon the execution of the Agreement, and such stock options expire after forty-eight months from such issuance. In addition, Mr. Becker will be entitled to an additional grant of 25,000 stock options per year for every year he remains on the Board.

There are no family relationships between Mr. Becker and any of our directors and executive officers. There are no transactions between Mr. Becker and the Company that are reportable under Item 404(a) of Regulation S-K.

The Agreement is filed as 10.1 to this Current Report on Form 8-K.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to 10.1 hereto which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Joseph Becker Board Member Agreement, dated April 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 25, 2012

BEESFREE, INC.

By:	/s/ Mario Sforza
Mario Sforza
Chief Executive Officer and
President